Exhibit 99.1

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 tel: 212.405.6200 fax: 212.421.8860 ftgx.com

CONTACT

Norma I. Salcido

Director, Marketing and Communications

FiberNet Telecom Group, Inc.

(212) 405-6200

norma.salcido@ftgx.com

FiberNet Reports First Quarter 2007 Results

First Quarter of 2007 Revenues Increase 28.9% and EBITDA Increases 104.5% Over Comparable Period in 2006

NEW YORK – May 9, 2007 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex interconnection services, today announced its results for the first quarter ended March 31, 2007.

Revenues for the first quarter of 2007 increased to $11.6 million, up 28.9% from $9.0 million for the first quarter of 2006 and up 4.0% from $11.2 million for the fourth quarter of 2006.

EBITDA (as defined) for the first quarter of 2007 was $1.8 million, up 104.5% from $0.9 million reported in the first quarter of 2006 and up 4.2% from $1.7 million for the fourth quarter of 2006. The amounts exclude certain non-recurring items discussed below.

FiberNet continued to achieve consistent revenue growth in its core product offerings of transport and colocation services. For the first quarter of 2007, revenues from transport and colocation services (excluding revenues from access management services) grew by 29.5% over the first quarter of 2006 and by 4.2% over the fourth quarter of 2006.

Transport services remained the most significant component of FiberNet’s revenues, accounting for 78.3% of the total revenues generated in the first quarter of 2007. On-net transport revenues were 49.2% and off-net transport revenues were 29.1% of the total revenues. Off-net transport revenues continued to be the fastest growing area for the Company, increasing by 94.4% from the first quarter of 2006 and by 10.2% from the fourth quarter of 2006.

Colocation services and access management services represented 20.3% and 1.4% of total revenues generated in the first quarter of 2007, respectively. FiberNet’s customer count also increased to 244 as of March 31, 2007, up from 239 at the end of the first quarter of 2006 and up from 243 at the end of the fourth quarter of 2006.

Jon A. DeLuca, President and Chief Executive Officer, stated, “The strong trends that we finished 2006 with continued into the first quarter of this year. We believe that we are well positioned in all core aspects of our business to keep these trends going. “

Cost of services for the first quarter of 2007 was $5.9 million, compared to $4.4 million for the first quarter of 2006 and $5.8 million for the fourth quarter of 2006.

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FiberNet Q1 2007 Results

05/09/07

Selling, general and administrative expenses for the first quarter of 2007 were $4.2 million, compared to $3.9 million in the first quarter of 2006 and $3.9 million in the fourth quarter of 2006. Included in selling, general and administrative expenses for the first quarter of 2006 were $0.1 million in non-recurring costs associated with amendment to the Company’s former credit facility on March 22, 2006.

In the first quarter of 2007, FiberNet recorded a charge of $1.1 million related to the early extinguishment of its former credit facility on March 21, 2007, in connection with entering into its new $25.0 million credit facility. FiberNet recorded a write-off for the unamortized financing related charges that were associated with former facility which was extinguished.

The net loss applicable to common stockholders for the first quarter of 2007, excluding the loss on early extinguishment of debt, was $(1.3) million, or $(0.17) per share, compared to $(2.3) million, or $(0.42) per share, for the first quarter of 2006. The net loss applicable to common stockholders for the fourth quarter of 2006 was $(1.3) million, or $(0.18) per share. The net loss applicable to common stockholders for the first quarter of 2007, including the loss on early extinguishment of debt, was $(2.4) million, or $(0.33) per share.

Capital expenditures for the first quarter of 2007 were $0.4 million, compared to $0.6 million in the first quarter of 2006 and $1.0 million in the fourth quarter of 2006. Capital expenditures were made primarily for the implementation of customer specific orders and the implementation of network infrastructure to support new initiatives. In 2007, FiberNet expects to invest $3.0 million in general capital expenditures and $1.0 million for the construction of a new colocation facility.

As of March 31, 2007, FiberNet had total assets of $68.5 million and total stockholders’ equity of $41.4 million. As of May 9, 2007, the Company had approximately 7.3 million shares of common stock outstanding, or 8.5 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 1.2 million outstanding options and warrants, 0.5 million are out-of-the-money as of May 9, 2007.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with its credit agreement. As of March 31, 2007, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Wednesday, May 9, 2007, at 11:00 a.m. EDT. To participate in the teleconference please call: 800-329-9097 and enter pass code 12378607, and from outside the U.S. call 617-614-4929 and enter the pass code.

A replay of the teleconference will be available beginning Wednesday, May 9, 2007 at 1:00 p.m. EDT through Wednesday, May 23, 2007. To listen to the replay by phone, call 888-286-8010 and enter pass code 34810124, and from outside the U.S. call 617-801-6888 and enter the pass code.

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fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 |

ftgx.com

FiberNet Q1 2007 Results

05/09/07

About FiberNet Telecom Group, Inc.

FiberNet Telecom Group, Inc. owns and operates integrated colocation facilities and diverse transport routes in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the company’s website at www.ftgx.com.

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fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 |

ftgx.com

FiberNet Q1 2007 Results

05/09/07

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on April 2, 2007.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007.

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fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 |

ftgx.com

Reconciliation of Non-GAAP Financial Metric:

	Consolidated Financial Data (in thousands) (unaudited) Three Months Ended
	March 31, 2007	March 31, 2006	December 31, 2006

Calculation of EBITDA (as defined):

Net loss	$(2,397)	$(2,260)	$(1,284)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	227	179	229
Depreciation and amortization	2,296	2,225	2,256
Credit facility amendment expenses (included in selling, general, and administrative expenses)	—	51	—

Interest expense, net	531	687	550

Extraordinary loss on early extinguishment of debt	1,146	—	—

Less:
Other income	—	—	(21)

EBITDA (as defined)	$1,803	$882	$1,730

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 |

ftgx.com

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except for per share amounts)

	Three months Ended March 31,
	2007	2006
Revenues	$11,634	$9,027
Operating expenses:
Cost of services (exclusive of items shown separately below)	5,898	4,440
Selling, general and administrative expense	4,160	3,935
Depreciation and amortization	2,296	2,225

Total operating expenses	12,354	10,600

Loss from operations	(720)	(1,573)
Loss on early extinguishment of debt	(1,146)	—
Interest income	63	14
Interest expense	(594)	(701)

Net loss	$(2,397)	$(2,260)

Net loss per share—basic and diluted	$(0.33)	$(0.42)
Weighted average common shares outstanding—basic and diluted	7,271	5,378

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 |

ftgx.com

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except per share amounts)

	March 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$5,013	$6,802
Accounts receivable, net of allowance of $424 and $452 at March 31, 2007 and December 31, 2006, respectively	3,419	3,208
Prepaid expenses	584	656

Total current assets	9,016	10,666
Property, plant and equipment, net	57,896	59,534
Other Assets:
Deferred charges, net of accumulated amortization of $25 and $2,722 at March 31, 2007 and December 31, 2006, respectively	866	755
Other assets	735	777

Total other assets	1,601	1,532

TOTAL ASSETS	$68,513	$71,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,748	$3,482
Accrued expenses	3,761	4,719
Deferred revenues—current portion	1,519	1,746

Total current liabilities	8,028	9,947
Long Term Liabilities:
Notes payable, less original issue discount of $0 and $432 at March 31, 2007 and December 31, 2006, respectively	14,000	13,729
Deferred revenue, long term	3,602	3,728
Other long term liabilities	1,467	1,308

Total Long Term Liabilities	19,069	18,765

Total Liabilities	27,097	28,712
Stockholders’ Equity:
Common stock, $0.001 par value, 2,000,000,000 shares authorized and 7,341,799 and 7,144,464 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	7	7
Additional paid-in-capital	445,077	444,327
Deferred rent (warrants)	(1,516)	(1,559)
Accumulated deficit	(402,152)	(399,755)

Total stockholders’ equity	41,416	43,020

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,513	$71,732

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 |

ftgx.com

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(2,397)	$(2,260)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,296	2,225
Stock related expense	227	179
Deferred rent expense	43	43
Loss on early extinguishment of debt	1,146	—
Other non-cash items	229	350
Change in assets and liabilities:
(Increase) in accounts receivables	(212)	(736)
Decrease in prepaid expenses	71	80
Decrease in other assets	22	13
(Decrease) increase in accounts payable	(965)	164
(Decrease) in accrued expenses and other long-term liabilities	(770)	(323)
(Decrease) increase in deferred revenues	(352)	545

Cash (used in) provided by operating activities	(662)	280
Cash flows from investing activities:
Capital expenditures	(435)	(633)

Cash used in investing activities	(435)	(633)
Cash flows from financing activities:
Proceeds from debt financings	14,000	—
Proceeds from warrant exercises	522	—
Repayment of debt financings	(14,160)	—
Payment of financing costs of debt financings	(1,054)	—
Payment of financing costs of equity financings	—	(152)
Proceeds from issuance of equity securities	—	2,205

Cash (used in) provided by financing activities	(692)	2,053

Net (decrease) increase in cash and cash equivalents	(1,789)	1,700
Cash and cash equivalents at beginning of period	6,802	1,899

Cash and cash equivalents at end of period	$5,013	$3,599

Supplemental disclosures of cash flow information:
Interest paid	$699	$685

fibernet telecom group, inc. 570 lexington ave., 3rd fl. new york, ny 10022 | tel: 212.405.6200 | fax: 212.421.8860 |

ftgx.com